Exhibit 99.1

BUILD-A-BEAR WORKSHOP REPORTS FOURTH AND RECORD FISCAL 2025 RESULTS; INCREASES QUARTERLY DIVIDEND

ST. LOUIS, MO (March 12, 2026) – Build-A-Bear Workshop, Inc. (NYSE: BBW) today announced results for the fourth quarter of fiscal year 2025 ended January 31, 2026.

●	Total revenues were a fourth-quarter record $154.5 million, compared to $150.4 million, and for the fiscal year, total revenues were also a record $529.8 million, compared to $496.4 million
●

Pre-tax income for the fourth quarter was $21.5 million, compared to $27.5 million, with an approximate $6 million tariff and related cost impact, and for the fiscal year, pre-tax income was a record $67.2 million, compared to $67.1 million, with an approximate $11 million tariff and related cost impact

●	Fourth-quarter diluted earnings per share totaled $1.26 versus $1.62; fiscal year diluted earnings per share totaled a record $3.99 versus $3.80
●	For fiscal 2025, the Company returned $39.0 million to shareholders through share repurchases and quarterly dividends
●	The Company increased its quarterly dividend by 4.5% to $0.23 per share
●

The Company introduces fiscal 2026 guidance, projecting total revenues to grow in the mid-single-digits and pre-tax income ranging from a mid-single-digit decline to low single-digit growth, inclusive of a full year of tariff and related costs, as well as longer-range investments

“We are pleased to report a year of solid revenue expansion, driven by growth across each of our three operating segments. This momentum, even amid external distractions, was further supported by the successful opening of more than 60 net new units across multiple geographies for the second year in a row,” commented Sharon Price John, President and Chief Executive Officer of Build-A-Bear Workshop. “Looking ahead, with a strong plan and key infrastructure in place, given we have now surpassed the half‑billion‑dollar milestone revenue mark this fiscal year, we are focused on further leveraging our success and the power of our brand to drive more incremental business,” concluded Ms. John.

Voin Todorovic, Chief Financial Officer of Build-A-Bear Workshop, added, “The company achieved its fifth consecutive year of record revenue and pre-tax income. These results reflect approximately $11 million in tariffs and related costs that we partially offset through continued operational excellence, strong store contribution margins, and actions to further diversify our business model. This consistent performance, together with solid cash flow generation, has enabled us to return more than $170 million to shareholders through stock repurchases and dividends over the past five years."

Fourth Quarter Fiscal 2025 Results

(13 weeks ended January 31, 2026, compared to the 13 weeks ended February 1, 2025)

●	Total revenues were $154.5 million and increased 2.7%.

o	Net retail sales were $139.5 million, consistent with the prior year.
o	Consolidated e-commerce demand (online orders fulfilled from either the Company’s warehouses or its stores) decreased 13.6%.
o	Commercial and International franchising segment revenues were a combined $15.1 million and increased 37.5%.

●

Pre-tax income was $21.5 million, or 13.9% of total revenues, compared to $27.5 million, or 18.3% of total revenues, in the prior-year quarter. This reflects approximately $6 million in tariffs and related costs, and over $1.2 million combined in increased medical expenses, and labor costs related to minimum wage increases, which was previously shared as part of a full-year estimate. The 440-basis-point reduction in pre-tax margin reflects a 140-basis-point decrease in gross margin, related to tariffs, partially offset by selective price increases, and a 300-basis-point increase in selling, general and administration (“SG&A”) expense, from higher total compensation costs, marketing expenses, and additional inflationary pressures.

●	Diluted earnings per share (“EPS”) of $1.26, compared with $1.62, reflecting lower pre-tax income and a higher income tax rate, partially offset by a reduction in share count.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $25.3 million, decreased by 18.9%, and represented 16.3% of total revenues.

Fiscal Year 2025 Results

(52 weeks ended January 31, 2026, compared to the 52 weeks ended February 1, 2025)

●	Total revenues were $529.8 million and increased 6.7%.

o	Net retail sales were $486.0 million and increased 5.6%.
o	Consolidated e-commerce demand (online orders fulfilled from either the Company’s warehouses or its stores) decreased 5.5%.
o	Commercial and International franchising segment revenues were a combined $43.9 million and increased 21.6%.

●

Pre-tax income was $67.2 million, or 12.7% of total revenues, compared to $67.1 million, or 13.5% of total revenues, in the prior year. This reflects approximately $11 million in tariffs and related costs, and $5 million in increased medical and labor costs, largely offset by revenue growth. The 80-basis-point decline in pre-tax margin reflects a 90-basis-point improvement in total gross margin driven by expansion in Retail gross margin from reduced promotional activity, leverage of fixed costs, and selective price increases, partially offset by the impact of tariffs, and a 170-basis-point increase in SG&A expense, from higher total compensation costs and additional inflationary pressures.

●	Diluted EPS of $3.99, compared with $3.80, reflecting higher pre-tax income, a reduction in share count, and a lower income tax rate.

●	EBITDA of $81.4 million, increased by 0.4%, and represented 15.0% of total revenues.

Store Activity

For the quarter, the Company had net new unit growth of 11 global experience locations, comprising 10 partner-operated and one franchise location. For the year, the Company had net new unit growth of 64 global experience locations, comprising seven corporately-managed, 40 partner-operated, and 17 franchise locations.

At the end of the fiscal year, Build-A-Bear had 662 locations, reflecting 375 corporately-managed, 178 partner-operated, and 109 franchise locations.

Balance Sheet

At fiscal year-end, cash and cash equivalents totaled $26.8 million, a decrease of $1.0 million, or 3.6%, compared with last year. The Company finished the quarter with no borrowings under its revolving credit facility.

For the fourth quarter and fiscal 2025, capital expenditures totaled $12.7 million and $25.5 million, respectively.

Inventory at fiscal year-end totaled $82.2 million, an increase of $12.4 million, or 17.8%, compared with last year, driven by higher tariffs and inventory levels required to support expected increased sales activity. The Company remains comfortable with the level and composition of its inventory.

Return of Capital to Shareholders

For the fourth quarter, the Company utilized $10.1 million in cash to repurchase 172,904 shares of its common stock and paid a quarterly cash dividend of $2.8 million to shareholders. For fiscal 2025, the Company utilized $27.5 million in cash to repurchase 508,945 shares of its common stock and paid $11.5 million in quarterly cash dividends to shareholders.

Since the end of the fourth quarter through March 11, the Company has utilized $6.7 million in cash to repurchase an additional 132,230 shares of its common stock. The Company has $55.0 million remaining under the board-authorized $100.0 million stock repurchase program adopted on September 11, 2024.

2026 Outlook

The Company issues the following fiscal 2026 outlook:

●	Total revenue growth on a mid-single-digit percentage basis
●

Pre-tax income to range from a mid-single-digit percentage decline to low-single-digit percentage growth, inclusive of approximately $16 million of tariff and related costs, assuming the current 10% tariff rate is in effect for the balance of the year, as well as approximately $3 million in longer-range investments

In addition, for fiscal 2026, the Company currently expects:

●	Net new unit growth of at least 50 experience locations through a combination of corporately-managed, partner-operated, and franchised business models

●	Commercial revenue growth of at least 20%
●	Capital expenditures in the range of $22 million to $25 million
●	Depreciation and amortization to approximate $16 million
●	Tax rate to approximate 24%, excluding discrete items

The Company’s outlook considers various factors, including tariffs, labor costs, changes in freight expense, and ongoing inflationary challenges. Separately, the Company’s outlook does not contemplate any further material changes in tariffs, the macroeconomic conditions, or relevant foreign currency exchange rates. Finally, the Company’s outlook does not take into account the potential impact of the current geopolitical environment arising from events in the Middle East.

Note Regarding Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income adjusted to exclude certain costs, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Webcast and Conference Call Information

Today, at 9:00 AM ET, Build-A-Bear Workshop will host a conference call with investors and financial analysts to discuss its financial results. The call will be webcast on Build-A-Bear’s Investor Relations website, https://ir.buildabear.com.

The dial-in number for the live conference call is (877) 407-3982 or (201) 493-6780 for international callers. The access code is Build-A-Bear. The call is expected to conclude by 10 AM ET.

A replay of the conference call webcast will be available on the investor relations website for one year. A telephone replay will be available from approximately 1:00 p.m. ET on Thursday, March 12, 2026, until 11:59 p.m. ET on Thursday, March 26, 2026. The telephone replay is available by calling (412) 317-6671 (toll/international) or (844) 512-2921 (toll-free). The access code is 13758473.

About Build-A-Bear

Founded in 1997, Build‑A‑Bear is a leading global retailtainment brand on a mission to add a little more heart to life. At Build-A-Bear, guests are invited to create personalized furry friends through a unique stuffing, dressing, accessorizing and naming process, accentuated by a memorable "heart ceremony" that creates moments of connection for people of all ages.

Over the years, Build‑A‑Bear has grown into a multi‑generational phenomenon, positioned at the intersection of pop‑culture trends. Beyond its signature retail experience, the brand also offers pre‑stuffed plush, gifting, partnerships with best‑in‑class licensed and collectible characters, and original storytelling through Build‑A‑Bear Entertainment, LLC. Build‑A‑Bear’s current brand platform and message, “The Stuff You Love,” crosses ages and cultures while celebrating nearly 30 years of helping people mark life’s meaningful moments.

Today, Build‑A‑Bear operates more than 650 company-owned, partner-operated and franchise experience locations across more than 30 countries, complemented by buildabear.com. Build‑A‑Bear Workshop, Inc. (NYSE: BBW) reported $529.8 million in total revenues for fiscal 2025, representing the company's 5th consecutive year of record results. Learn more at the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 18, 2024 and other periodic reports filed with the SEC which are incorporated herein.

All our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects, and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

Investor Relations Contact

Gary Schnierow, Vice President, Investor Relations & Corporate Finance

garys@buildabear.com

Media Relations Contact

pr@buildabear.com

###

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	January 31,	% of Total	February 1,	% of Total
	2026	Revenues (1)	2025	Revenues (1)
Revenues:
Net retail sales	$139,464	90.3	$139,499	92.7
Commercial revenue	13,558	8.8	9,529	6.3
International franchising	1,489	1.0	1,418	1.0
Total revenues	154,511	100.0	150,446	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	61,328	44.0	60,062	43.1
Cost of merchandise sold - commercial (1)	6,655	49.1	4,229	44.4
Cost of merchandise sold - international franchising (1)	1,218	81.8	1,011	71.3
Total cost of merchandise sold	69,201	44.8	65,302	43.4
Consolidated gross profit	85,310	55.2	85,144	56.6

Selling, general and administrative expense	63,935	41.4	57,796	38.4
Interest (income) expense, net	(174)	(0.1)	(138)	(0.1)
Income before income taxes	21,549	13.9	27,486	18.3
Income tax expense	5,154	3.3	5,808	3.9
Net income	$16,395	10.6	$21,678	14.4

Income per common share:
Basic	$1.26		$1.63
Diluted	$1.26		$1.62
Shares used in computing common per share amounts:
Basic	12,978,854		13,297,099
Diluted	13,021,011		13,355,474

(1)

Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively.  Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	52 Weeks		52 Weeks
	Ended		Ended
	January 31,	% of Total	February 1,	% of Total
	2026	Revenues (1)	2025	Revenues (1)
Revenues:
Net retail sales	$485,956	91.7	$460,325	92.8
Commercial revenue	38,750	7.3	31,387	6.3
International franchising	5,126	1.0	4,692	0.9
Total revenues	529,832	100.0	496,404	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	213,229	43.9	207,200	45.0
Cost of merchandise sold - commercial (1)	17,199	44.4	13,439	42.8
Cost of merchandise sold - international franchising (1)	3,775	73.6	3,247	69.2
Total cost of merchandise sold	234,203	44.2	223,886	45.1
Consolidated gross profit	295,629	55.8	272,518	54.9

Selling, general and administrative expense	229,203	43.3	206,238	41.5
Interest expense (income), net	(801)	(0.2)	(861)	(0.2)
Income before income taxes	67,227	12.7	67,141	13.5
Income tax expense	15,024	2.8	15,356	3.1
Net income	$52,203	9.9	$51,785	10.4

Income per common share:
Basic	$4.00		$3.81
Diluted	$3.99		$3.80
Shares used in computing common per share amounts:
Basic	13,045,394		13,578,587
Diluted	13,083,436		13,621,075

(1)

Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively.  Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	January 31,	February 1,	February 3,
	2026	2025	2024
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$26,755	$27,758	$44,327
Inventories, net	82,203	69,775	63,499
Receivables, net	21,459	16,096	8,569
Prepaid expenses and other current assets	9,603	12,669	11,377
Total current assets	140,020	126,298	127,772

Operating lease right-of-use asset	$121,129	90,200	73,443
Property and equipment, net	70,926	59,761	55,262
Deferred tax assets	7,370	7,596	8,682
Other assets, net	6,008	6,101	7,166
Total Assets	$345,453	$289,956	$272,325

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	15,318	$16,538	$16,170
Accrued expenses	26,104	16,209	19,954
Operating lease liability short term	28,651	26,841	25,961
Gift cards and customer deposits	15,289	15,791	18,134
Deferred revenue and other	5,264	4,015	3,514
Total current liabilities	90,626	79,394	83,733

Operating lease liability long term	98,647	70,155	57,609
Other long-term liabilities	1,152	1,325	1,321

Stockholders' equity:
Common stock, par value $0.01 per share	128	133	142
Additional paid-in capital	60,821	61,987	66,330
Accumulated other comprehensive loss	(10,760)	(12,554)	(12,082)
Retained earnings	104,839	89,516	75,272
Total stockholders' equity	155,028	139,082	129,662
Total Liabilities and Stockholders' Equity	$345,453	$289,956	$272,325

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 31,	February 1,	January 31,	February 1,
	2026	2025	2026	2025

Other financial data:

Retail gross margin ($) (1)	$78,136	$79,437	$272,727	$253,125
Retail gross margin (%) (1)	56.0%	56.9%	56.1%	55.0%
Capital expenditures (2)	$12,674	$9,746	$25,545	$19,317
Depreciation and amortization	$3,885	$3,790	$14,952	$14,772

Store data (3):
Number of corporately-managed retail locations at end of period
North America			333	328
Europe			42	40
Total corporately-managed retail locations			375	368

Number of franchised stores at end of period			109	83

Number of partner-operated locations at end of period			178	138

Corporately-managed store square footage at end of period (4)
North America			743,733	733,972
Europe			58,166	56,542
Total square footage			801,899	790,514

(1)

Retail gross margin represents net retail sales less cost of merchandise sold - retail.  Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.

(2)	Capital expenditures represents cash paid for property, equipment, and other assets.

(3)	Excludes e-commerce. North American stores are located in the United States and Canada. In Europe, stores are located in the United Kingdom and Ireland. Seasonal locations not included in store count.

(4)

Square footage for stores located in North America is leased square footage.  Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP figures
(dollars in thousands)

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Quarter	Quarter	Year	Year
	Ended	Ended	Ended	Ended
	January 31,	February 1,	January 31,	February 1,
	2026	2025	2026	2025
Income before income taxes (pre-tax)	$21,549	$27,486	$67,227	$67,141
Interest (income) expense, net	(174)	(138)	(801)	(861)
Depreciation and amortization expense	3,885	3,790	14,952	14,772
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$25,260	$31,138	$81,378	$81,052